Exhibit 2.6

Description of rights of each class of securities

registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Ordinary shares of Sina Corporation (“Sina” or the “Company”), as the case may be (the “Shares”) are  listed and traded on the Nasdaq Global Select Market under the symbol “SINA” and, in connection with this listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of shares.

Description of Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Law (2020 Revision) of the Cayman Islands (the “Companies Law”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the SEC as an exhibit to our Registration Statement on Form 20-F (File No. 001-37361).

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The share capital of our company is divided into ordinary shares of US$0.133 each and preference shares of US$1.00 each of which 7,150 preference shares have been designated as class A preference shares of US$1.00 each. The number of ordinary shares outstanding as of the last day of the Company’s respective fiscal year is provided on the cover of the annual report on Form 20-F (the “Form 20-F”) of the Company. Certificates representing the ordinary shares are issued in registered form. Sina will issue only non-negotiable shares, and will not issue bearer or negotiable shares.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We keep and intend to maintain a dual-class voting structure. Holders of ordinary shares are entitled to one vote per share, while holders of class A preference shares are entitled to 10,000 votes per share. The class A preference shares have no economic rights nor any right to dividend or other distribution.

Due to the disparate voting powers attached to these two classes of ordinary shares, holders of our class A preference shares will have decisive influence over matters requiring shareholders’ approval, including election of directors and significant corporate transactions, such as a merger or sale of our company. This concentrated control will limit the ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of ordinary shares may view as beneficial.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Shares (Item 10.B.3 of Form 20-F)

Dividend Rights and Rights to Share Profits.  The class A preference shares have no economic rights nor any right to dividend or other distribution except a right to return of par value of US$1.00 per share on a winding up of our company pari passu with our ordinary shares. All other preference shares and ordinary shares of the same class shall rank pari passu with regard to all distributions by way of dividend or otherwise that may be declared by our company.

Voting Rights.  Each ordinary share is entitled to one vote per share. Each class A preference share is entitled to 10,000 votes per share. The holders of the class A preference shares are entitled to vote on all matters submitted to a general meeting provided that, (i) when New Wave sells or otherwise transfers any number of ordinary shares held by it to a third party which is not an affiliate of New Wave, the number of votes that each class A preference share is entitled to will be reduced proportionally; (ii) on any resolution to elect a director where the nominee is an executive officer of our company, the votes attaching to the class A preference shares on such resolution shall not be counted if a majority of the votes cast by the holders of our ordinary shares is against the appointment of such nominee; (iii) for all matters that are required to be subject to shareholder approval under Rule 5635 of the Nasdaq Stock Market Rules, New Wave shall vote the class A preference shares in accordance with the recommendation of our board of directors to the extent the board determines to submit any such matter to shareholder approval; and (iv) if New Wave transfers the class A preference shares to a third party which is not an affiliate of New Wave, or when New Wave ceases to be controlled by any person holding executive office in our company, the class A preference shares shall cease to have any voting right.

No person other than a member duly registered and who shall have paid everything for the time being due from him payable to us in respect of his shares shall be entitled to be present or to vote, or to be reckoned in a quorum, either personally or by proxy at any meeting of shareholders. Voting at any meeting of shareholders is by show of hands unless a poll is duly demanded. On a show of hands, every shareholder who is present in person shall have one vote, and on a poll, every member present in person or by proxy shall have one vote for each ordinary share and 10,000 votes for each class A preference share registered in his name in our register of members. A poll may be demanded by, the Chairman of the meeting, at least five shareholders present in person or by proxy, any shareholder or shareholders present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting, or any shareholder or shareholders holding shares conferring the right to attend and vote at the meeting on which there have been sums paid up in the aggregate of not less than one-tenth of the total sum paid up on all shares conferring that right. A written resolution by all shareholders being entitled to attend and vote at a meeting of shareholders shall be as valid and effective as if the same had been passed at a duly convened and held meeting of shareholders.

All business at meetings of shareholders shall be transacted by shareholders to pass either ordinary resolutions or special resolutions. An ordinary resolution requires the affirmative vote of a simple majority of the votes of such shareholders of our company as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of our company and includes a unanimous resolution in writing. A special resolution requires the affirmative vote of not less than two-thirds of the votes of such shareholders of our company as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting and includes a unanimous resolution in writing. While ordinary resolution is required for most of business, a special resolution is required for matters such as issuance of redeemable shares, reduction of share capital, removal of a director from office, distribution of assets in liquidation, and amendment of the memorandum and articles in whole or in part.

Liquidation Rights.  If the assets available for distribution in a liquidation are insufficient to repay all of the paid-up capital, such assets shall be distributed so that the losses shall be borne by the shareholders in proportion to the capital paid up or ought to have been paid up, at the commencement of the winding up. If such assets are more than sufficient to repay all of the paid-up capital, the excess shall be distributed among the shareholders in proportion to the capital paid up at the commencement of the winding up. This provision is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

Redemption and Repurchase of Shares.  The board of directors may from time to time authorize us to repurchase all or any portion of the outstanding shares. We may, by special resolution, issue shares on the terms that they may be, or at option of us or the holders are, liable to be redeemed.

Calls on Shares and Forfeiture of Shares.  The board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares and at least 14 days’ notice shall be given to such shareholders. The shares that have been called upon and remain unpaid are subject to forfeiture.

Requirements to Change the Rights of Holders of Shares (Item 10.B.4 of Form 20-F)

All or any of the rights attached to any class of shares may be varied or abrogated either with the consent in writing of the holders of not less than two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. Our memorandum and articles of association also contain a dual-class voting structure that gives disproportionate voting power to the class A preference shares held by New Wave. In addition, our memorandum and articles of association contain provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions in our memorandum and articles of association that requires our company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•the statutory provisions as to the required majority vote have been met;

•the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

•an act which is illegal or ultra vires;

•an act which, although not ultra vires, could only be effected duly if authorized by a special or qualified majority vote that has not been obtained; and

•an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that our directors and officers shall be entitled to be indemnified out of the assets of our company against all losses or liabilities incurred or sustained by him as a director or officer of our company in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. Our memorandum and articles of association also contain a dual-class voting structure that gives disproportionate voting power to the class A preference shares held by New Wave. In addition, our memorandum and articles of association contain provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The

Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provides that, on the written requisition of any two or more shareholders holding shares representing in aggregate not less than one-third of all votes attaching to all outstanding shares of our company which carry the right of voting at general meetings of our company, the board shall convene an extraordinary general meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a  Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings, and our memorandum and articles of association does not oblige our company in each year to hold a general meeting as its annual general meeting. The annual general meeting may be held at such time and place as our board of directors shall appoint.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed on various grounds including but not limited to, by a special resolution of our shareholders or by notice in writing served upon him signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the directors (including himself) then in office.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of the holders of two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law and our memorandum and articles of association, our memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association which require our company to disclose shareholder ownership above any particular ownership threshold.

Directors’ Power to Issue Shares

Under our memorandum and articles of association, our board of directors is empowered to issue or allot shares with or without preferred, deferred, qualified or other special rights or restrictions.

Changes in Capital (Item 10.B.10 of Form 20-F)

We may at any time and from time to time by ordinary resolution increase our share capital by the creation of new shares with the number and amount prescribed by such ordinary resolution.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.